UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 16, 2006

BLYTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13026	36-2984916
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

One East Weaver Street, Greenwich, Connecticut 06831

(Address of Principal Executive Offices)      (Zip Code)

Registrant’s Telephone Number, including Area Code (203) 661-1926

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.              Entry into a Material Definitive Agreement.

In accordance with our recently announced intention to explore strategic alternatives with respect to our European Wholesale business, on June 16, 2006, we sold our two Dutch Wholesale businesses, Edelman and Euro-Decor, pursuant to a Share Sale and Purchase Agreement with Monceau Deelnemingen I B.V. (“Monceau”), an entity with which members of the management of Edelman and Euro-Decor are affiliated.

Item 2.01.              Completion of Acquisition or Disposition of Assets.

As stated in Item 1.01, on June 16, 2006, we sold Edelman and Euro-Decor to Monceau, an entity with which members of the management of Edelman and Euro-Decor are affiliated, for cash consideration of approximately €30.5 million. The sale price was determined through arms’ length negotiation.

Item 9.01.              Financial Statements and Exhibits.

(b)              Pro Forma Financial Information.

The unaudited pro forma condensed consolidated financial statements included as Exhibit 99.1 hereto have been prepared giving effect to the sale of Edelman and Euro-Decor as if the sale had occurred on April 30, 2006 for the unaudited pro forma condensed consolidated balance sheet and as of February 1, 2005 for the unaudited pro forma condensed consolidated statements of income for the fiscal year ended January 31, 2006 and quarterly period ended April 30, 2006. The unaudited pro forma condensed consolidated statement of income for the fiscal year ended January 31, 2006 also gives effect to the sale of Kaemingk B.V. on April 12, 2006 (see Current Report on Form 8-K filed on April 18, 2006).

(d)              Exhibits.

99.1                                   Unaudited pro forma condensed consolidated balance sheet as of April 30, 2006 and unaudited pro forma condensed consolidated statements of income for the fiscal year ended January 31, 2006 and quarterly period ended April 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLYTH, INC.

Date: June 22, 2006	By:	/s/ Michael S. Novins
Name: Michael S. Novins
Title: Vice President and General Counsel